Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses, and to the use of our report dated September 23, 2016 on the July 31, 2016 financial statements of Henderson Strategic Income Fund, Henderson Dividend & Income Builder Fund, Henderson All Asset Fund, Henderson International Long/Short Equity Fund, Henderson Global Equity Income Fund, Henderson Emerging Markets Fund, Henderson International Opportunities Fund, Henderson European Focus Fund, and Henderson U.S. Growth Opportunities Fund (9 of the 13 series comprising the Henderson Global Funds at July 31, 2016), which is incorporated by reference in the Registration Statement (Form N-1A No. 002-34393) of Janus Investment Fund to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 251 to the Registration Statement under the Securities Act of 1933.

/s/ Ernst & Young LLP

Chicago, Illinois

June 2, 2017